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[LOGO]                                               [THE COOPER COMPANIES LOGO]

                                                              21062 Bake Parkway
                                                           Lake Forest, CA 92630
                                                                    888-622-2600
                                                              Fax:(949) 597-0662

NEWS RELEASE

         CONTACT:
         Norris Battin
         The Cooper Companies, Inc.
         ir@coopercompanies.com

         FOR IMMEDIATE RELEASE

      COOPER COMPANIES SECURES NEW $225 MILLION SYNDICATED CREDIT FACILITY

LAKE FOREST, Calif., May 2, 2002 - The Cooper Companies, Inc. (NYSE:COO) today announced the successful syndication of a $225 million bank credit facility. The facility is comprised of a $75 million five-year term loan with an interest only payment in the first year then fully amortized in the next four years, and a $150 million three year revolving credit facility. KeyBank is the agent for the eleven-bank syndication.

"We are very pleased with the response to this new facility and with the high quality banks that are participating," said Robert S. Weiss, Cooper's executive vice president and chief financial officer. "The facility was oversubscribed, a sign of strong support for our continued growth. This allowed us to triple the size of our previous credit facility with competitive pricing."

Use of Proceeds

Cooper plans to use the facility for general corporate purposes and capital expenditures. At closing, Cooper will pay off $62 million under its existing line of credit and 'L'44 million in notes owed to Biocompatibles International plc as a result of Cooper's purchase of Biocompatibles Eyecare, Inc., completed on February 28, 2002. Additionally, $21 million of the revolving credit facility is reserved to retire loans due to note holders of Aspect Vision Care, Ltd., a contact lens business that the Company purchased in December 1997. An additional $44 million is temporarily reserved until certain British statutory procedures have been completed, which is expected to occur within the month.

Terms and Covenants

Interest rates under the new facility are based on LIBOR plus additional basis points predicated on Cooper's ratio of debt to its earnings before interest, taxes, depreciation an amortization (EBITDA.) These range from 125 to 225 basis points for the term loan and from 100 to 200 basis points for the revolver. At the Company's option, it can choose to pay a base rate that is a range above the prime rate.






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The credit agreement limits Cooper's debt to no more than 50 percent of total capitalization, dividends to $1.25 million per quarter and requires the ratio of EBITDA to fixed charges (as defined in the agreement) to be at least 1.3 to 1.

As of April 30, 2002, Cooper estimates that debt was approximately 37 percent of total capitalization and that its ratio of EBITDA to fixed charges was approximately 1.9 to 1.

While there is a requirement for the syndicate to consent to acquisitions above levels set in the agreement, Cooper does not expect that its market consolidation strategy in its CooperSurgical women's healthcare unit or any other acquisition activities will be limited.

Forward-Looking Statements

Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, changes in tax laws, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2001. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperSurgical, Inc., with operations in Trumbull, Conn., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin, markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web address is www.coopersurgical.com.






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CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.